As filed with the Securities and Exchange Commission on September 14, 2020

Registration No. 333-232070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Kornit Digital Ltd.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Israel	None
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12 Ha’Amal Street
Park Afek
Rosh Ha’Ayin 4802946, Israel
Telephone: +972-3-908-5800
(Address and telephone number of Registrant’s principal executive offices)

Kornit Digital North America Inc.
480 South Dean Street
Englewood, NJ 07631
Telephone: (888) 456-7648
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Colin J. Diamond, Esq. Elliott Smith, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200 Fax: (212) 354-8113	Aviv Avidan-Shalit, Adv. Jonathan M. Nathan, Adv. Meitar Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (File No. 333-232070) of Kornit Digital Ltd., a company organized under the laws of the State of Israel (the “Company”), which was originally filed with the U.S. Securities and Exchange Commission on June 11, 2019 (the “Registration Statement”). The Registration Statement registered an indeterminate amount of ordinary shares of the Company, par value NIS 0.01 per share (“Ordinary Shares”).

The Company is seeking to terminate the effectiveness of the Registration Statement and deregister all securities that remain unsold. In accordance with the Company’s undertaking in Part II, Item 10(1)(c) of the Registration Statement, the Company hereby terminates the effectiveness of the Registration Statement and deregisters by means of this post-effective amendment any Ordinary Shares remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Ha’Ayin, Israel on this 14th day of September, 2020.

KORNIT DIGITAL LTD.

By:	/s/ Guy Avidan
Name:	Guy Avidan
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.

[Signature Page to Post-Effective Amendment to the Registration Statement]